SECURED PROMISSORY NOTE

Principal Amount of Note:           $300,000
Interest Rate:                      .555556% per annum
Issue Date:                         August 20, 2004
Due Date:                           October 19, 2004

            For value received, Corridor Communications Corp., a Delaware corporation ("Debtor"), promises and agrees to pay to the order of Bristol Investment Fund, Ltd. or assigns ("Lender"), in lawful money of the United States of America, the principal sum of Three Hundred Thousand Dollars ($300,000) with interest on the principal sum owing thereunder at the rate of ..555556% per day. All amounts due under this Note are payable on demand by Lender, provided however that Lender will not demand payment before the Due Date set forth above. Debtor may repay this Note in full prior to the Due Date, however in the event of such repayment, the amount of interest accrued on the Note as of the Due Date (equal to $100,000) shall be accelerated and become payable in full on the date of repayment of the Note.

      Unless otherwise specified in writing by Lender, all payments hereunder will be paid to Lender at the location specified by Lender. Lender reserves the right to require any payment on this Note, whether such payment is a regular installment, prepayment or final payment, to be by wired federal funds or other immediately available funds.

      Debtor expressly waives notice of nonpayment, protest, notice of protest, notice of dishonor, notice of intent to accelerate the maturity hereof, notice of the acceleration of the maturity hereof, bringing of suit and diligence in taking any action to collect amounts called for hereunder and in the handling of securities at any time existing in connection herewith; Debtor is and will be jointly, severally, directly and primarily liable for the payment of all sums owing and to be owing hereon, regardless of and without any notice, diligence, act or omission as or with respect to the collection of any amount called for hereunder or in connection with any right, lien, interest or property at any and all times had or existing as security for any amount called for hereunder.

      This Note is secured by the Security Agreement attached hereto as Exhibit
A.

      Should Debtor not make any payments of principal or interest when due, Lender may proceed to enforce its legal remedies and will be entitled to collect its attorneys' fees in connection with any demands, litigation, or other process as necessary for collection hereunder. Lender retains the rights to take any action as may be appropriate to render the obligation of Debtor under this Note and the amounts owed to Lender under this Note to be declared non-dischargeable in any bankruptcy actions upon any grounds including, but not limited to, the grounds set forth at 11 U.S.C. Sec. (a)(2)(A) or (a)(6).

      This Note has been executed and delivered in and will be construed in accordance with and governed by the laws of the State of New York and of the United States of America and the parties agree that the exclusive jurisdiction for any litigation arising from this Agreement will be conducted in the courts located solely in New York and all parties consent to jurisdiction therein. The prevailing party in any such litigation will be entitled to recover its attorney's fees.

      This Note may be executed in multiple counterparts, each of which will constitute an original, but all of which will constitute one document. A copy of this Note signed by a party and delivered by facsimile transmission to the other party will have the same effect as the delivery of an original of this Note containing the original signature of such party.

      Executed as of August 20, 2004.

DEBTOR:                                     LENDER:

CORRIDOR COMMUNICATIONS CORP.               Bristol Investment Fund, Ltd.


/s/J. Michael Heil                          /s/ Paul Kessler
--------------------                        -------------------
By: J. Michael Heil                         By: Paul Kessler
Title: CEO                                  Title: Director